EXHIBIT 99.1

Final - for immediate release                                                               CONTACT: PAUL VITEK, CFO

                                                                                                                                      (972) 401-0090

                                                                                                                                    Release #05-07

CARBO CERAMICS INC. ANNOUNCES FIRST QUARTER EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

Irving, Texas (April 28, 2005) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $11.6 million, or $0.72 per diluted share, on record revenues of $61.2 million for the quarter ended March 31, 2005. Revenues for the quarter increased 22 percent and net income increased 21 percent compared to the first quarter of 2004.

For the quarter, sales volume was 201.3 million pounds, an increase of 17 percent compared to the previous year's first quarter. Sales volume relative to last year's first quarter increased in all major geographic markets. U.S. sales volume increased 5 percent, Canadian sales volume increased 51 percent, Mexican sales volume increased 150 percent and other international sales increased 10 percent compared to the same period a year earlier. Revenues for the first quarter of 2005 included $6.0 million from Pinnacle Technologies, Inc. compared to $3.6 million for the first quarter of 2004.

The company's 2005 first quarter operating profit margin decreased to 29 percent from 30 percent for the first quarter of 2004. The decrease in margin was due primarily to an increase in the sales volume of the company's low-cost ceramic proppant driven by strong seasonal demand in Canada, increases in manufacturing and distribution costs attributable to higher fuel costs and an increase in selling, general and administrative expenses. Selling, general and administrative expenses for the first quarter increased by $1.8 million compared to the previous year due principally to increases in professional fees associated with the compliance with the Sarbanes-Oxley Act of 2002, business development activities in connection with the company's technical marketing program and expansion in Russia and additions to administrative costs to support growth in international operations.

The company also announced that construction of its new manufacturing facility in Wilkinson County, Georgia remains on schedule for completion at the end of 2005. This facility represents an investment of approximately $62 million and is expected to increase manufacturing capacity by 250 million pounds per year. The company's previously announced project to construct a new manufacturing facility in the Russian Federation is still scheduled for ground-breaking in May 2005 but remains subject to certain Russian federal government approvals. The proposed manufacturing facility will be located in the city of Kopeysk, approximately 1,000 miles east of Moscow.

Dr. C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "We are pleased by our operating and financial performance for the quarter. Our goal for this year remains to produce solid results while we build for future growth. With the normal seasonal slowdown in Canada, we may see a decline in sales volume of approximately 5 percent during the second quarter. However, the increased level of drilling activity around the globe has increased both the current demand and potential market for ceramic proppants and our long-term outlook is very positive. We are actively working to add capacity to serve this growing global market and are excited about the current status of our expansion projects in the U.S. and the Russian Federation."

CARBO Ceramics First Quarter 2005 Earnings Release

April 28, 2005

As previously announced, a conference call to discuss the company's first quarter results has been scheduled for today at 10:00 a.m. Central time. To participate in the call, please dial 877-836-3879 and refer to conference ID 5455577. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com.

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

  - tables follow -

CARBO Ceramics First Quarter 2005 Earnings Release

April 28, 2005

	Three Months Ended March 31
	2005	2004
	(In thousands except per share data)
Revenues	$ 61,168	$ 50,011
Cost of sales	36,347	29,667
Gross profit	24,821	20,344
Selling, general & administrative	7,049	5,250
Start-up costs	15	-
Operating profit	17,757	15,094
Net interest income	384	60
Other income	3	62
Income before income taxes	18,144	15,216
Income taxes	6,550	5,648
Net income	$ 11,594	$ 9,568

Earnings per share:
Basic	$ 0.73	$ 0.60
Diluted	$ 0.72	$ 0.60

Average shares outstanding:
Basic	15,968	15,816
Diluted	16,097	15,938

Depreciation and amortization	$ 3,204	$ 2,853

Selected Balance Sheet Information

	March 31, 2005	Dec. 31, 2004
	(in thousands)
Cash, cash equivalents and short-term investments	$ 83,550	$ 80,115
Total other current assets	66,327	66,167
Net property, plant and equipment	129,827	125,385
Intangible assets, net	4,015	4,010
Total assets	305,559	297,517
Total current liabilities	26,380	29,192
Deferred income tax liabilities	24,698	23,958
Shareholders' equity	254,481	244,367
Total liabilities and shareholders' equity	305,559	297,517

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